CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of MVP Private Markets Fund, of our report dated November 8, 2021, related to the financial statements of MVP Private Markets Fund for the period ended October 28, 2021, and to the use of our report dated November 8, 2021, related to the financial statements of MVP Private Markets, L.P. (the Predecessor Fund) for the period ended September 30, 2021, and to the references to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” in the Preliminary Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

November 12, 2021